Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Provides Third Quarter 2018 Guidance and

Announces Conference Call to be Held on November 2, 2018

(Chicago – September 27, 2018) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today provided guidance for its third quarter ending September 30, 2018. The Company anticipates revenues in the range of $1,230 million to $1,240 million for the third quarter of 2018, or $1,045 million to $1,055 million on a same-store basis excluding the impact of the Central Steel & Wire Company, compared to revenue of $864 million in the third quarter of 2017 and $1,057 million the second quarter of 2018. Average selling prices in the third quarter of 2018 are expected to be higher compared to the second quarter of 2018. Third quarter same-store shipments are expected to be down slightly compared to the second quarter of 2018 driven by one fewer shipping day, impacts from extreme weather events in Iowa and the Carolinas, and normal third quarter seasonality. The Company expects third quarter 2018 net income attributable to Ryerson Holding Corporation in the range of $77 million to $80 million, which includes a gain on bargain purchase from the acquisition of the Central Steel & Wire Company valued at approximately $73 million subject to final measurement. Ryerson expects LIFO expense in the range of $31 million to $34 million. Adjusted EBITDA, excluding LIFO is expected to be between $84 million and $87 million for the third quarter of 2018. Ryerson reported third quarter 2017 net income attributable to Ryerson Holding Corporation of $1.7 million and second quarter of 2018 net income attributable to Ryerson Holding Corporation of $17.5 million. Adjusted EBITDA, excluding LIFO was $37.7 million in the third quarter of 2017 and $106.6 million in the second quarter of 2018. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Ryerson continues to see strong end market demand when viewed against the year ago period. According to the Metal Service Center Institute, U.S. service center volumes have increased by nearly six percent through August 2018 year-to-date compared to the prior year period. U.S. Industrial production rose by 4.9 percent in August 2018 year-over-year, the largest increase experienced since December 2010. Carbon and aluminum imports remain constrained, down 12 percent and 17 percent respectively through July 2018, despite higher domestic demand due to continued trade actions. Given these conditions, Ryerson anticipates shipments to remain stronger in the fourth quarter of 2018 compared to the average industry volume decline of 7 percent sequentially from the third quarter experienced over the past five years as measured by the MSCI.

Ryerson Holding Corporation’s Third Quarter 2018 Conference Call Details

Ryerson will host a conference call to discuss third quarter 2018 results on Friday, November 2, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Thursday, November 1.

DATE:	Friday, November 2, 2018
TIME:	10:00 a.m. ET / 9:00 a.m. CT
DIAL-IN:	833-241-7253 (Domestic) / 647-689-4217 (International)
CONFERENCE ID:	2888628

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 4,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Set forth below is a reconciliation of our anticipated net income attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense.

	Range of Estimates
	(unaudited)
	(in millions)
	Low	High
Net income attributable to Ryerson Holding Corporation	$77	$80
Interest and other expense on debt	26	26
Benefit from income taxes	(2)	(1)
Depreciation and amortization expense	14	14

EBITDA	$115	$119
Adjustments	(65)	(63)

Adjusted EBITDA	$50	$56

LIFO expense	34	31

Adjusted EBITDA, excluding LIFO expense	$84	$87

EBITDA represents net income before interest and other expense on debt, benefit from income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses, gain on bargain purchase, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison among our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, may differ from that of other companies.